Exhibit (23)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements: (1) Registration Statement (Form S-8 No. 333-187048) pertaining to The Gorman-Rupp Company Employee Stock Purchase Plan, (2) Registration Statement (Form S-8 No. 333-207693) pertaining to The Gorman-Rupp Company 401(k) Plan, (3) Registration Statement (Form S-8 No. 333-211552) pertaining to The Gorman-Rupp Company 2016 Non-Employee Directors’ Compensation Plan, and (4) Registration Statement (Form S-8 333-203747) pertaining to The Gorman-Rupp Company 2015 Omnibus Incentive Plan; of our reports dated March 3, 2017, with respect to the consolidated financial statements of The Gorman-Rupp Company and the effectiveness of internal control over financial reporting of The Gorman-Rupp Company included in this Annual Report (Form 10-K) of The Gorman-Rupp Company for the year ended December 31, 2016.

/s/ Ernst & Young LLP

Cleveland, Ohio

March 3, 2017